Exhibit 10.1

EXECUTIVE DEFERRED COMPENSATION AGREEMENT
PHANTOM STOCK ACCOUNT

        THIS AGREEMENT, entered into this    2nd    day of    December    ,    2005   , by and between    John E. Rooney    (hereinafter referred to as the “Executive”) and United States Cellular Corporation (hereinafter referred to as the “Company”), a Delaware corporation, located at 8410 West Bryn Mawr Avenue, Suite 700, Chicago, IL 60631-3486.

W I T N E S S E T H:

        WHEREAS, the Executive is now and will in the future be rendering valuable services to the Company, and the Company desires to ensure the continued loyalty, service and counsel of the Executive; and

        WHEREAS, the Executive desires to defer a portion of his or her annual bonus for services to be performed in calendar year 2006 (the “Bonus Year”) until separation from service, disability, death, a specified date in 2010 or later or unforeseeable emergency.

        NOW, THEREFORE, in consideration of the covenants and agreements herein set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.	Deferred Compensation Agreement. The Company agrees to establish and maintain a book reserve (the “Deferred Compensation Account”) for the purpose of measuring the amount of deferred compensation payable to the Executive under this Agreement. Credits shall be made to the Deferred Compensation Account as follows:

(a)	Annual Bonus Deferral. On each issuance of a check in full or partial payment of the Executive’s annual bonus, if any, for services to be performed in the Bonus Year, there shall be deducted an amount equivalent to 100% percent of the gross bonus payment which will be credited to the Deferred Compensation Account as of the date on which such check is to be issued. Amounts credited to the Deferred Compensation Account pursuant to this paragraph 1(a) (as adjusted for deemed investment returns hereunder) shall be 100% vested at all times.

(b)	Company Match. As of each date on which amounts are credited to the Deferred Compensation Account pursuant to paragraph 1(a), there shall also be credited to the Deferred Compensation Account a Company Match amount equal to the sum of (i) 25% of the amount credited to the Deferred Compensation Account as of such date pursuant to paragraph 1(a) which is not in excess of one-half of the Executive’s total gross bonus for the Bonus Year and (ii) 33 1/3% of the amount credited to the Deferred Compensation Account as of such date pursuant to paragraph 1(a) which is in excess of one-half of the Executive’s total gross bonus for the Bonus Year. One-third of the amount credited to the Executive’s Deferred Compensation Account pursuant to this paragraph 1(b) (as adjusted for deemed investment returns hereunder) shall become vested on each of the first three annual anniversary dates of December 31, 2006, provided that the Executive is an employee of the Company (or a parent or subsidiary of the Company) on such date and the amount credited to the Deferred Compensation Account pursuant to paragraph 1(a) has not been withdrawn or distributed before such date.

(c)	Deemed Investment of Deferred Compensation Account. An amount credited to the Deferred Compensation Account pursuant to paragraph 1(a) or 1(b) shall be deemed to be invested in whole and fractional shares of common stock of the Company at the closing sale price on the principal national stock exchange on which such stock is traded on the date as of which the amount is credited to the Deferred Compensation Account or, if there is no reported sale for such date, on the next preceding date for which a sale was reported (the “Fair Market Value”).

(d)	The bonus deferral percentage selected in paragraph 1(a) shall be irrevocable.

2.	Payment of Deferred Compensation.

(a)	On the earlier of the (i) date specified by the Executive in paragraph 2(i), (ii) the date the Executive has a separation from service for whatever reason and (iii) the date the Executive is determined to suffer a disability, the Company shall compute the “Distributable Balance” in the Deferred Compensation Account on such date. This Distributable Balance shall include (i) all bonus deferrals made through the current month and (ii) if the Executive has a separation from service as a result of retirement or death or is determined to suffer a disability, all Company Match amounts credited to the Deferred Compensation Account, or, if the Executive does not have a separation from service or has a separation from service for any other reason and is not determined to suffer a disability, the vested Company Match amounts credited to the Deferred Compensation Account in accordance with the vesting schedule in paragraph 1(b). For all purposes of this Agreement, the Executive shall be deemed to have a separation from service as a result of retirement if the Executive separates from service on or after attaining his or her Early or Normal Retirement Date under the Telephone and Data Systems, Inc. Pension Plan.

(b)	All payments of deferred compensation hereunder will be made in whole shares of common stock of the Company and cash equal to the Fair Market Value of any fractional share.

(c)	If the Executive becomes disabled, the Company shall pay the Distributable Balance to the Executive in accordance with the Executive’s payment election in paragraph 2(g). A lump sum payment shall be made or installment payments shall commence (as elected by the Executive in paragraph 2(g)) at the time set forth in paragraph 2(f). For purposes of this Agreement, an Executive shall be deemed to be disabled if the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan of the Company or one of its affiliates.

(d)	If the Executive dies prior to the total distribution of the Distributable Balance, the Company shall pay such Balance, in a lump sum within forty-five (45) days following the Executive’s death, to the Executive’s Designated Beneficiary (as hereinafter defined). However, the Executive may designate in paragraph 2(g) that, if the Executive is married at the time of death, the installment payments specified in paragraph 2(g) shall commence to be paid at the time set forth in paragraph 2(f) or, if previously being paid to the Executive, shall continue to be paid to the surviving spouse after the Executive’s death. If such spouse dies before all payments are made, the remainder of the Distributable Balance shall be paid in a lump sum within forty-five (45) days following the spouse’s death in accordance with any secondary beneficiary designations of the Executive or, if no Designated Beneficiary is then living, as provided in paragraph 3(b).

(e)	The Executive must elect in paragraph 2(g) the payment method for receiving his/her Distributable Balance in either a lump sum or in an indicated number of installments. This determination must be made at the time of execution of the Agreement and will apply to the entire Distributable Balance.

(f)	In the event the Executive chooses the installment option, the Executive must inform the Company of the number of installments he or she wishes to receive. The installments will be paid quarterly (not to exceed 40 quarters) commencing with the fifteenth day of the first month of the calendar quarter following the calendar quarter in which the Executive becomes entitled to payment. Installments will then be paid on the fifteenth day of the first month of each succeeding calendar quarter until the entire Distributable Balance, has been paid. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the entitlement to a series of installment payments shall be treated as the entitlement to a single payment as of the date the first installment is scheduled to be paid. If the Executive chooses the lump sum option, such sum must be paid within forty-five (45) days after the date the Executive becomes entitled to payment.

(g)	Election for payment of the Distributable Balance (choose one option):

i)	X	Lump sum distribution; or

ii)	Installment Method. The amount of each installment shall be equal to one- 20th (cannot be less than one-fortieth) of the Distributable Balance immediately preceding the first installment payment.

Installment payments (to be completed only if item ii) – Installment Method was selected above):

shall	shall not

be paid or continue to be paid to the Executive’s spouse after the death of the Executive.

(h)	The Executive must elect in paragraph 2(i) the payment date for receiving his/her Distributable Balance. This date is to be either his/her separation from service, or a specified date in 2010 or later. This determination must be made at the time of execution of the Agreement and will apply to the entire Distributable Balance.

(i)	Election of Payment Date (choose one option):

i)	Separation from service; or

ii)	X	Specified Date: (must be in 2010 or later).

Notwithstanding anything to the contrary in this Agreement, if the Executive is a key employee and is entitled to payment by reason of a separation from service for a reason other than disability or death, no payment shall be made from the Deferred Compensation Account before the date which is six months after the date of separation from service (or if earlier, the date of death of the Executive). The aggregate amount of any payments which the Executive cannot receive during the six-month period following the Executive’s separation from service due to being a key employee shall be paid to the Executive within forty-five (45) days after the end of such six-month period.

The determination of whether the Executive is a key employee shall be made in accordance with Section 416(i) of the Code as implemented by the guidance provided by the Treasury for Section 409A of the Code with an identification date of December 31.

For all purposes of this Agreement, a “separation from service” shall be a termination of employment within the meaning of the guidance provided by the Treasury for Section 409A of the Code.

(j)	In the event of an unforeseeable emergency, the Executive may make withdrawals from the vested amounts in the Deferred Compensation Account but only in accordance with Section 409A of the Code and the related Treasury guidance. An unforeseeable emergency means a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Executive, loss of the Executive’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive. The circumstances that will constitute an emergency will depend upon the facts of each case, but, in any case, payment may not exceed an amount reasonably necessary to satisfy such emergency plus amounts necessary to pay taxes or penalties reasonably anticipated as a result of such payment after taking into account the extent to which such hardship is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Executive’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (c) by cessation of deferrals hereunder. Examples of what are not considered to be unforeseeable emergencies include the need to send an Executive’s child to college or the desire to purchase a home. Examples of what may be considered to be unforeseeable emergencies include (i) the imminent foreclosure of or eviction from the Executive’s primary residence, (ii) the need to pay for medical expenses, including non-refundable deductibles and the cost of prescription drug medication and (iii) the need to pay for funeral expenses of a spouse or dependent (as defined in Section 152(a) of the Code).

In the event the Company approves the payment of a withdrawal due to an unforeseeable emergency, (a) such payment shall be made by the Company to the Executive in a lump sum within forty-five (45) days after approval of such request and (b) the deferral election made in Section 1(a) of this Agreement shall be cancelled.

(k)	The Executive may make a subsequent election to delay the timing or change the form of payment, provided that (a) such election shall not be effective until 12 months after the date on which the election is made; (b) except in the case of elections relating to payments on account of death, disability or unforeseeable emergency, the payment with respect to such election must be deferred for a period of not less than five years from the date such payment would otherwise have been made (or, in the case of installment payments, five years from the date the first amount was scheduled to be paid); and (c) such election cannot be made less than 12 months prior to the date of the scheduled payment (or, in the case of installment payments, 12 months prior to the date the first amount was scheduled to be paid).

3.	Designation of Beneficiaries.

(a)	The Executive may designate a beneficiary to receive any amount payable pursuant to paragraph 2(d) (the “Designated Beneficiary”) by executing and filing with the Company during his/her lifetime, a Beneficiary Designation in the form attached hereto. The Executive may change or revoke any such designation by executing and filing with the Company during his/her lifetime a new Beneficiary Designation. If the Executive is married and names someone other than his/her spouse (e.g., child) as primary beneficiary, the designation is invalid unless the spouse consents by signing the designated area of the Beneficiary Designation form in the presence of a Notary Public.

(b)	If all Designated Beneficiaries predecease the Executive, or, in the case of corporations, partnerships, trusts or other entities which are Designated Beneficiaries, are terminated, dissolved, become insolvent or are adjudicated bankrupt prior to the date of the Executive’s death, or if the Executive fails to designate a beneficiary, then the following persons in the order set forth below shall be the Executive’s beneficiaries:

i)	Executive’s spouse, if living; otherwise
ii)	Executive’s then living descendants, per stirpes; and otherwise
iii)	Executive’s estate

4.	Miscellaneous

(a)	Except as provided in paragraph 3 of this Agreement, the right of the Executive or any other person to any payment of benefits under this Agreement may not be assigned, transferred, pledged or encumbered.

(b)	If the Company finds that any person to whom any amount is payable under this Agreement is unable to care for his/her affairs because of illness or accident, or is under any legal disability which prevents such person from caring for his or her affairs, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be made to the spouse, a child, a parent, or a brother or sister of such person, or to any party deemed by the Company to have incurred expenses for such person otherwise entitled to payment, in such manner and proportions as the Company may determine. Any such payment shall be a complete discharge of the liability of the Company under this Agreement for such payment.

(c)	This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

(d)	The Executive is considered to be a general unsecured creditor of the Company with regard to the deferred compensation amounts to which this Agreement pertains.

(e)	The deferred amounts under this Agreement are unfunded for all purposes of the Code and the Employee Retirement Income Security Act of 1974, as amended.

(f)	The appropriate amounts shall be withheld from any payments made hereunder or from an Executive’s compensation as may be required for purposes of complying with applicable federal, state, local or other tax withholding requirements applicable to the benefits provided hereunder.

(g)	This Agreement is subject to the provisions of the United States Cellular Corporation 2005 Long-Term Incentive Plan, as it may be amended from time to time (the “LTIP”), and shall be interpreted in accordance therewith. This Agreement and the LTIP contain the entire understanding of the Company and the Executive with respect to the subject matter hereof.

(h)	In the event any provision of this Agreement is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement must be construed and enforced as if the illegal or invalid provision had not been included.

(i)	This Agreement is intended to comply with provisions of Section 409A of the Code, as enacted by the American Jobs Creation Act of 2004, and this Agreement shall be interpreted and construed accordingly. The Executive and the Company agree that the Company shall have sole discretion and authority to amend or terminate this Agreement, unilaterally, at any time in the future to satisfy any requirements of Section 409A of the Code or guidance provided by the Treasury to the extent applicable to the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

UNITED STATES CELLULAR CORPORATION
By:

EXECUTIVE
/s/ John E. Rooney

[Type Name of Executive]